Exhibit 4.69

PRIVATE & CONFIDENTIAL

COMPENSATION MEMO

Date:	February 21, 2017
To:	Justin Gover
From:	Tom Lynch
cc:	Human Resources

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Justin,

I am pleased to inform you of the following compensation decisions, approved by the Remuneration Committee:

Annual Salary - Effective January 1, 2017
New Base Salary:	540,000 USD

Paid via US Payroll:	487,488 USD
Paid via UK Payroll:	52,512 USD

Please note that effective January 1, 2017, the company provided pension contribution of 17.5% of your salary and your car allowance of $24,279 per annum have ceased.

Performance Bonus - Discretionary bonus to be paid Mar 3, 2017
Bonus Amount:	455,100 USD

Long Term Incentive Plan (LTIP) – Grant date January 6, 2017
Restricted Stock Options:	70,068 UK Ordinary Shares
Performance Stock Options:	233,568 UK Ordinary Shares
Market Priced Options:	142,344 UK Ordinary Shares

Thank you for all of your hard work. I look forward to us working together to achieve yet more this year.